Exhibit 5.2

February 9, 2022

Sunshine Biopharma, Inc.

6500 Trans-Canada Highway, 4th Floor,

Pointe-Claire, Quebec, Canada H9R 0A5

Ladies and Gentlemen:

We have acted as counsel to Sunshine Biopharma, Inc., a Colorado corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-259394) (such registration statement, as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale by the Company (the “Offering”) of units (each, a “Closing Unit”), with each Closing Unit consisting of either (A) one share of the Company’s common stock (“Common Stock”) (collectively, the “Closing Shares”) and two warrants to purchase one share each of Common Stock (the “Warrant”) (each a “Closing Common Unit”); or (B) one pre-funded warrant (each, a “Pre-funded Warrant”) to purchase one share of Common stock at an exercise price of $0.001 until such time as the Pre-funded Warrant is exercised in full subject to adjustment as provided in the Pre-funded Warrant and two Warrants (each, a “Closing Pre-funded Unit”). The term “Closing Units” also includes any additional Closing Units (and the underlying securities) that may be issued by the Company pursuant to Rule 462(b) under the Securities Act in connection with the Offering. The proposed maximum aggregate offering price of the Closing Units is $34,500,000.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement, the prospectus contained in the Registration Statement (the “Prospectus”), the certificate of incorporation and bylaws of the Company, as amended through the date hereof (the “Organizational Documents”), the form of warrant agreement (the “Warrant Agreement”) proposed to be entered into by the Company and Equiniti Trust Company, as warrant agent (the “Warrant Agent”) that is filed as Exhibit 10.5 to the Registration Statement, the form of warrant agreement (the “Pre-Funded Warrant Agreement”) proposed to be entered into by the Company and the Warrant Agent that is filed as Exhibit 10.6 to the Registration Statement (together with the Warrant Agreement, the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;
e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;
f.	the board of directors of the Company or a duly constituted and acting committee of such board of directors will have taken all action necessary to set the public offering price of the Closing Units;
g.	with respect to the issuance of the Common Stock, the amount of valid consideration paid in respect of such Common Stock will equal or exceed the par value of such Common Stock; and
h.	neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Closing Units, Closing Shares, Warrants, Pre-funded Warrants, and the shares of the Company’s common stock underlying the Warrants and Pre-funded Warrants: (i) conflicts or will conflict with the Organizational Documents, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law (as defined below).

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

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We have not independently established the validity of the foregoing assumptions.

Our opinion is limited to the laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Warrants included in the Closing Units, when the Closing Units are issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of such Warrants by the Warrant Agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.	The Pre-Funded Warrants included in the Closing Units, when the Closing Units are issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of such Pre-Funded Warrants by the Warrant Agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

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